Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Jin Medical International Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
	Equity	Common Shares	457(o)	—	—	—	—	—
	Equity	Preferred Shares	457(o)
	Debt	Debt Securities	457(o)	—	—	—	—	—
	Other	Warrants	457(o)	—	—	—	—	—
	Other	Rights	457(o)	—	—	—	—	—
	Other	Units	457(o)	—	—	—	—	—
	Unallocated Universal Shelf		457(o)	—	—	$300,000,000	$0.0001531	$45,930
Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities
Carry Forward Securities	—	—	—			—			—	—	—	—
	Total Offering Amounts					$300,000,000		$45,930
Total Fees Previously Paid
Total Fee Offsets
	Net Fee Due							$45,930

(1)	The securities registered hereunder include such indeterminate number of securities for offer and sale from time to time at indeterminate prices, which shall have an aggregate initial offering price not to exceed $300,000,000. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of securities that may be issued from time to time to prevent dilution as a result of a distribution, split, combination, or similar transaction. Securities registered hereunder may be sold separately, or together with other securities registered hereunder. Includes consideration to be received by the registrant, if applicable, for registered securities that are issuable upon exercise, conversion, or exchange of other registered securities.

(2)	The proposed maximum aggregate offering price per class of security will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instructions to the Calculation of Filing Fee Tables and Related Disclosure (2)(A)(iii)(b) of Form F-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(3)	The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.